Exhibit 10.4

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT, dated June 13, 2012 (this “Agreement”), is entered into by and between TRANSATLANTIC PETROLEUM, LTD., an exempted company incorporated with limited liability under the laws of Bermuda (“TAT”), and VIKING SERVICES MANAGEMENT, LTD., an exempted company limited by shares incorporated and existing under the laws of Bermuda (“Viking”), with reference to the following circumstances:

A. Viking, through its ownership of Viking Services B.V., a private limited liability company formed under the laws of The Netherlands (“Buyer”), is simultaneously with the execution of this Agreement purchasing (the “Acquisition”) all of the issued and outstanding equity securities of Viking International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“VIL”), Viking Geophysical Services, Ltd, a limited company organized under the laws of Bahamas, and Viking Oilfield Services SRL, a limited liability company organized under the laws of Romania (collectively, the “Acquired Companies”), pursuant to the terms and provisions of that certain Stock Purchase Agreement, dated March 15, 2012 (the “Purchase Agreement”), by and among, inter alios, TAT, Buyer, as successor in interest to Dalea Partners, LP, and the Acquired Companies. Capitalized terms used but not defined herein have the respective meanings given to them in the Purchase Agreement.

B. Upon consummation of the Acquisition, Viking and the Acquired Companies will require certain specified Services (as defined below) from TAT and its subsidiaries (the “TAT Subsidiaries”) in connection with Viking’s ownership and operation of the Acquired Companies, and TAT has agreed to provide, or cause to be provided, to Viking such Services on a transition basis on the terms and conditions, and for the consideration, hereinafter set forth.

C. On or after consummation of the Acquisition, certain TAT Subsidiaries will require the use of certain property owned by a subsidiary of the Acquired Companies, and Viking has agreed to cause to be provided such use on a transition basis on the terms and conditions, and for the consideration, hereinafter set forth.

D. The execution and delivery of this Agreement is a condition precedent to the Closing.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Provision of Services.

(a) During the period commencing on the Closing Date and ending on the termination of this Agreement, pursuant to the terms of this Agreement, TAT agrees to provide, or cause to be provided, to Viking and the Acquired Companies the following services (the “Services”), as requested by Viking:

(i) The continued use of certain employees currently employed by TransAtlantic Exploration Mediterranean International Pty Ltd. (“TEMI”).

(ii) The continued use of certain independent contractors that are currently contracted for under (A) the Agreement by and between TEMI and Argen Limited and (B) the Agreement by and between TEMI and Yusufoğullari Construction, Transportation, Contracts, Industry, Trading Ltd. Liability Company.

(iii) The continued guarantee by TAT of leases signed by certain employees of the Acquired Companies for flats currently rented by such employees in Turkey until such time as the primary remaining term (without the benefit or exercise of any optional extension thereof) of the respective leases expire.

(iv) The provision of local Turkish legal advice and services from TAT’s Turkish legal department.

(v) The provision of local Turkish tax advice and services from TAT’s Turkish tax department.

(vi) The continued use of certain office space in Akmerkez, Istanbul, Turkey that is currently provided to VIL. The rent for the office space shall be allocated to VIL based on the amount of square footage provided to VIL’s employees, and payment for the use of any common office space shall be determined separately for each floor and shall be allocated to VIL based on the percentage of office space provided to VIL on the floors that VIL occupies.

(vii) Subject to obtaining any required third party consents, the provision of any and all information technology support services, including but not limited to, technical support for the use of computer servers, storage devices and communication devices.

(viii) Subject to obtaining any required third party consents, the continued use of the following software within TAT’s information technology infrastructure: Traverse, Ideas, Asset Keeper, Genom and Microsoft products and support software.

(ix) Subject to obtaining any required third party consents, any and all other services, software or licenses that, although not included in Section 1(a)(i) through Section 1(a)(viii), are currently being provided by TAT or TAT Subsidiaries to Viking.

(b) The parties acknowledge and agree that the Services described in Section 1(a) shall be provided by TAT or TAT Subsidiaries, as the case may be, as required for each Acquired Company to continue to operate in substantially the same manner as each of them was operated prior to Closing; provided, that Viking may request from time to time that TAT provide, or cause to be provided, additional or different services that relate to the transition of ownership and operation of the Acquired Companies. If TAT, in its sole and absolute discretion, provides such services they shall be deemed Services for purposes hereof.

(c) TAT shall (and shall cause TAT Subsidiaries to) perform each Service with at least the same level of skill, quality, and care as TAT (or the applicable TAT Subsidiary) was providing such Service to the Acquired Companies prior to the date of this Agreement.

2. Provision of Office Space by Viking; Term of Use; Termination of Use.

(a) Subject to Sections 2(b) and 2(c), during the period commencing upon the transfer of the Owned Property from Thrace Basin Natural Gas (Turkiye) Corporation and continuing for a period of two (2) years from the Closing Date (the “Use Term”), Viking will cause Viking Uluslararasi Enerji Hizmetleri Yonetimi Limited Sirketi, a limited company organized under the laws of Turkey (“VES”), to allow TAT Subsidiaries continued use (“Use”) of certain office space and yard space currently provided to those TAT Subsidiaries. The rent for the office space and yard space shall be allocated to each TAT Subsidiary based on the amount of square footage provided to the TAT Subsidiaries, and payment for the use of any common office space shall be determined separately for each floor and shall be allocated to each TAT Subsidiary based on the percentage of office space provided to such TAT Subsidiary on the floors that it occupies.

(b) During the Use Term, TAT shall have the right upon no less than sixty (60) days’ prior written notice to Viking to terminate the Use or a portion of the Use; provided, that TAT shall pay for the Use through the date of termination in accordance with the provisions of Section 4 of this Agreement. Upon receipt of any such notice, Viking shall terminate the Use or portion of the Use identified in such notice, thus terminating this Agreement as to such Use or portion of Use effective as of the end of such sixty (60) notice period.

(c) Viking may terminate this Agreement with respect to the Use upon thirty (30) days’ prior written notice to TAT if (i) subject to Section 4(d), TAT fails to pay any of the Use Fees (as defined below) when due in accordance with this Agreement, (ii) TAT or any TAT Subsidiaries make a general assignment for the benefit of creditors or become insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings on, such party, (iii) the Use is prohibited by applicable Law, subjects Viking or any of its Subsidiaries to material increased regulation by any Governmental Authority, or (iv) the Use requires Viking or any of its Subsidiaries to obtain any material license or permit not otherwise required of Viking or such Subsidiary; provided, that TAT shall pay for the Use through such date of termination in accordance with the provisions of Section 4 of this Agreement.

3. Term of Services; Termination of Services.

(a) Subject to Sections 3(b) and 3(c), TAT shall provide, or cause to be provided, the Services to Viking on the terms set forth in this Agreement during the period commencing on the date hereof and continuing for a period of two (2) years from the Closing Date (such term with respect to the applicable Service, the “Term”). Notwithstanding the applicable Term, Viking and the Acquired Companies shall use commercially reasonable efforts to eliminate their respective need for the Services hereunder as soon as practicable following the Closing Date.

(b) During the applicable Term, Viking shall have the right upon no less than sixty (60) days’ prior written notice to TAT (the “Notice Period”) to terminate all or any portion of the Services. Upon receipt of any such notice, TAT shall terminate the provision of the Services identified in such notice, thus terminating this Agreement as to such Services, effective as of the end of the Notice Period; provided that (i) Viking shall pay for the terminated Services through such date in accordance with the provisions of Section 4 of this Agreement and (ii) during the Notice Period, TAT shall provide a reasonable level of cooperation and assistance to Viking in connection with the transfer of responsibility for the terminated Services to Viking pursuant to Section 5 of this Agreement.

(c) TAT may terminate this Agreement with respect to the Services upon thirty (30) days’ prior written notice to Viking if (i) subject to Section 4(b), Viking fails to pay any of the Service Fees (as defined below) when due in accordance with this Agreement, (ii) Viking or any of its Subsidiaries make a general assignment for the benefit of creditors or become insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings on, such party, (iii) the provision or receipt of any of the Services is prohibited by applicable Law, subjects TAT, or any TAT Subsidiaries to material increased regulation by any Governmental Authority, or (iv) the provision of any of the Services requires TAT or any TAT Subsidiaries to obtain any material license or permit not otherwise required of TAT or such TAT Subsidiary; provided, that Viking shall pay for the Services through such date of termination in accordance with the provisions of Section 4 of this Agreement.

4. Compensation.

(a) Viking agrees to pay, and TAT agrees to accept, payment in an amount equal to the actual cost (including, without limitation, third party costs, sales and use taxes and travel expenses) of the Services provided (with such cost to be mutually agreed upon by TAT and Viking and calculated in accordance with this Agreement and Council of Petroleum Accountants, Societies, Inc. (COPAS) Accounting Procedure Recommended by COPAS) (the “Service Fees”). Not later than thirty (30) days following the end of each calendar month, TAT shall submit to Viking in writing an invoice setting out in reasonable detail each Service performed by TAT during the preceding month and the related Service Fees. TAT shall provide all supporting information and documentation as reasonably requested by Viking to validate any amounts payable by Viking pursuant to this Section 4.

(b) Viking shall pay TAT any undisputed amounts due and owing to TAT under an invoice within forty-five (45) days of receipt of such invoice. In the event Viking disputes any invoice in whole or in part, Viking shall pay the undisputed portion within the 45-day payment period, but Viking may, in its sole discretion, either (i) withhold payment of the disputed amount until the dispute is settled or (ii) pay the disputed amount without waiver of any of its rights, including the right to seek reimbursement at a later time. In the event that any disputed amount is not resolved by the parties and paid (as such amount may be adjusted pursuant to any dispute resolution process) within ninety (90) days of the original invoice date for such disputed amount, TAT shall be entitled upon ten (10) days’ prior written notice to Viking to discontinue the provision of the related Service for which payment continues to be unpaid.

(c) TAT agrees to pay, and Viking agrees to accept, payment in an amount equal to the actual cost of the Use provided (with such cost to be mutually agreed upon by TAT and Viking and calculated in accordance with this Agreement and AAPL COPUS standards) (the “Use Fees”). Not later than thirty (30) days following the end of each calendar month, Viking shall submit to TAT in writing an invoice setting out in reasonable detail the Use provided by Viking during the preceding month and the related Use Fees. Viking shall provide all supporting information and documentation as reasonably requested by TAT to validate any amounts payable by TAT pursuant to this Section 4.

(d) TAT shall pay Viking any undisputed amounts due and owing to Viking under an invoice within forty-five (45) days of receipt of such invoice. In the event TAT disputes any invoice in whole or in part, TAT shall pay the undisputed portion within the 45-day payment period, but TAT may, in its sole discretion, either (i) withhold payment of the disputed amount until the dispute is settled or (ii) pay the disputed amount without waiver of any of its rights, including the right to seek reimbursement at a later time. In the event that any disputed amount is not resolved by the parties and paid (as such amount may be adjusted pursuant to any dispute resolution process) within ninety (90) days of the original invoice date for such disputed amount, Viking shall be entitled upon ten (10) days’ prior written notice to TAT to discontinue the provision of the portion of the Use for which payment continues to be in unpaid.

(e) If TAT ceases to perform the Services pursuant to a notice made by Viking under Section 3(b) of this Agreement or by TAT under Section 3(c) of this Agreement, Viking shall pay the Service Fees for such Services pro-rata through the date of termination of such Services.

(f) If Viking ceases to provide the Use pursuant to a notice made by TAT under Section 2(b) of this Agreement or by Viking under Section 2(c) of this Agreement, TAT shall pay the Use Fees for such Use pro-rata through the date of termination of such Use.

5. Transition Assistance. TAT shall provide a reasonable level of cooperation and assistance to Viking in connection with the transfer of responsibility for the Services to Viking and the Acquired Companies. The parties agree to work together, in good faith to accomplish the transition of Services from TAT to Viking.

6. Independent Contractor. Each party shall act under this Agreement solely as an independent contractor and not as an agent of the other party.

7. Access. Viking shall make available on a timely basis to TAT all information and materials reasonably requested by TAT to enable it to provide the Services. Viking shall provide TAT reasonable access to Viking’s premises for the purpose of providing the Services. TAT agrees to comply with all reasonable rules and guidelines that have been provided to it by Viking and/or any Acquired Company in advance of any Service being performed regarding access to Viking’s and/or any Acquired Company’s premises and automated systems, including, without limit, rules regarding security and health and safety, and any additional reasonable rules made known to TAT from time to time by Viking and/or any Acquired Company together with all rules and regulations required by applicable law. Viking agrees (i) to comply with all reasonable rules and guidelines that have been provided to it by TAT and/or any Subsidiary in advance of any Service being performed regarding access to TAT’s and/or any Subsidiary’s premises and automated systems, including, without limit, rules regarding security and health and safety, and any additional reasonable rules made known to Viking from time to time by TAT and/or any Subsidiary together with all rules and regulations required by applicable law.

8. Compliance With Laws. In carrying out their respective obligations hereunder, TAT and Viking shall, and shall cause their respective employees, agents, and Subsidiaries to adhere to all applicable laws and governmental rules, regulations and orders.

9. Confidentiality. The parties shall (a) keep all information exchanged in connection with this Agreement and the provision of the Services confidential; (b) protect such information of the disclosing party by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of such information as the receiving party uses to protect its own confidential information of a like nature, (c) not use such information other than in accordance with this Agreement, and (d) not disclose such information to any third party; provided, that the foregoing shall not restrict either party from (i) using such information in performing its respective obligations under, or enforcing the terms of, this Agreement or (ii) disclosing such information to the extent such information is requested or required to be disclosed by applicable Law.

10. Indemnification. SUBJECT TO THE LIMITATIONS SET FORTH IN SECTIONS 19(D), 19(E), AND 19(F), VIKING SHALL INDEMNIFY TAT AND ITS AGENTS, OFFICERS, EMPLOYEES AND AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, AND LIABILITIES ARISING OUT OF (I) ANY GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF VIKING OR ANY OF ITS AGENTS, OFFICERS, EMPLOYEES AND AFFILIATES OR (II) ANY BREACH OF THIS AGREEMENT BY VIKING. SUBJECT TO THE LIMITATIONS SET FORTH IN SECTIONS 19(D), 19(E), AND 19(F), TAT SHALL INDEMNIFY VIKING, THE ACQUIRED COMPANIES, AND THEIR AGENTS, OFFICERS, EMPLOYEES AND AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, AND LIABILITIES ARISING OUT OF (I) ANY GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF TAT OR ANY OF ITS AGENTS, OFFICERS AND EMPLOYEES AND AFFILIATES OR (II) ANY BREACH OF THIS AGREEMENT BY TAT.

11. Ownership. This Agreement and the performance of the Services or the provision of the Use hereunder will not affect the ownership of any assets or information by either party, their Subsidiaries, or their Affiliates. Neither party will gain, by virtue of this Agreement or the Services or Use provided hereunder, by implication or otherwise, any rights of ownership of any property or rights owned by the other party.

12. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party; provided, that, Viking acknowledges and agrees that the Services may be furnished by a TAT Subsidiary.

13. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

14. Governing Law. This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to its rules of conflict of laws. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in Dallas County in the State of Texas. Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Texas for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

15. Notices. Any notice to be given hereunder by either party to the other shall be given in accordance with the provisions of Section 12.5 of the Purchase Agreement.

16. Construction. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. In the construction or interpretation of the terms of this Agreement, the rule of construction that a document is to be construed most strictly against the party who prepared the same shall not be applied, it being agreed that both parties have participated in the preparation of the final form of this Agreement.

17. Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in force and effect, and such invalid, unenforceable or void provisions will be deemed to be modified so as to effect the original intent of the parties as closely as possible in an acceptable manner so that, to the greatest extent possible, the transactions and other matters contemplated by this Agreement are consummated and otherwise given effect as originally contemplated with the same effect.

18. Counterparts. This Agreement may be executed in one or more counterparts (and by facsimile or portable document format (.pdf)), each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

19. Additional Provisions.

(a) The parties hereby expressly acknowledge and agree that nothing in this Agreement shall be deemed to grant the Viking or the Acquired Companies after the termination or expiration of this Agreement (including any extension of any applicable Term, if any), by implication, estoppel or otherwise, any rights to any software provided to the Viking or the Acquired Companies by TAT and TAT Subsidiaries hereunder.

(b) The parties agree that any necessary payroll disbursement with respect to the employees of the Provider pursuant to Sections 1(a)(i) that may become due during the applicable Term shall be the financial responsibility of Viking and the Acquired Companies but that such disbursement shall be made by TAT and TAT Subsidiaries in accordance with TAT’s and TAT Subsidiaries’ customary practices. Viking and/or the Acquired Companies shall cause to be pre-funded as and when necessary all amounts required to be paid to or in connection with such employees, including, without limitation, payroll amounts, payroll related taxes and any expense reimbursements paid in connection with the payment of payroll. Such amounts shall be funded by wire transfer of immediately available funds to an account designated by TAT.

(c) Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to provide Services, Use, or to make available the benefits under any Contract if doing so without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of the Provider or its Subsidiaries thereunder, unless such consent has been obtained.

(d) EXCEPT AS SPECIFIED IN SECTION 1 (C) THIS AGREEMENT, (A) TAT AND TAT SUBSIDIARIES MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICES AND TAT EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE AND (B) VIKING AND ITS SUBSIDIARIES MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE AND VIKING EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

(e) Notwithstanding anything in this Agreement to the contrary, in no event will either party or its Subsidiaries be liable, whether in negligence, breach of contract or otherwise, for any damages, losses, or expenses suffered or incurred by the other parties or any other Person arising out of or in connection with the rendering of Services or any failure to render Services except to the extent that such damages, losses, or expenses are caused by the willful misconduct or gross negligence of the responsible party or any of its Subsidiaries. Furthermore, in no event shall either party or its Subsidiaries be liable for any indirect, special, punitive, exemplary, incidental or consequential losses, damages, losses or expenses of any kind, including, without limitations, loss of profits, regardless of the form of the action or the theory of recovery, even if such party has been advised of the possibility of such damages. Each party and its Subsidiaries’ maximum liability for any action, regardless of the form of action, whether in tort or contract, arising under this Agreement shall be limited to the amount of fees paid by the Service recipient to the Service provider hereunder. Each party agrees to indemnify and hold harmless the other party and its Subsidiaries from and against any damages, losses, or expenses suffered or incurred by any of them in connection with their performance hereunder, except to the extent that such damages, losses, or expenses are caused by the willful misconduct or gross negligence of the other party or any of its Subsidiaries.

(f) Neither party shall be liable for any Loss or damage whatsoever arising out of any delay or failure in the performance of its obligations pursuant to this Agreement to the extent such delay or failure results from events beyond the control of that party, including but not limited to acts of God, acts or regulations of any Governmental Authority, war, terrorism, riots, insurrection or other hostilities, accident, fire, flood, strikes, lockouts, industrial disputes, shortages of fuel or financial system disruptions or delays (a “Force Majeure Event”); provided, that no such event shall relieve a party of its payment obligations under Section 4 of this Agreement with respect to the Services or Use actually performed or provided hereunder. A party experiencing a Force Majeure Event shall only be excused from its performance of its obligations pursuant to this Agreement for the duration of the Force Majeure Event. No party shall be entitled to terminate this Agreement in respect of any such delay or failure resulting from any such event. Upon the occurrence of a Force Majeure Event applicable to a party, such party shall promptly give written notice to the other party of the Force Majeure Event and its expected duration.

(g) In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement will prevail. Nothing contained herein will be deemed to alter, modify, expand or diminish the terms of the Purchase Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

TAT:	TRANSATLANTIC PETROLEUM, LTD.

	By:	/s/ Jeffrey S. Mecom
Name: Jeffrey S. Mecom
Title: Vice President

[Signature Page to Transition Services Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

VIKING:	VIKING SERVICES MANAGEMENT, LTD.

	By:	/s/ N. Malone Mitchell, 3rd
Name: N. Malone Mitchell, 3rd
Title: Director

[Signature Page to Transition Services Agreement]